Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: February 7, 2011
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
THIRD QUARTER RESULTS
Bank Sees Continued Improvements in Core Operating Expenses and Net Interest Margin, Maintains
“Adequately Capitalized” Capital Ratio for Second Consecutive Quarter
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (ABCW, or the Corporation) today announced a net loss available to common equity of $14.0 million, or $0.66 per common share, for the three months ended December 31, 2010. This compares to a net loss of $13.4 million, or $0.63 per common share, for the same time period in 2009. For the nine months ended December 31, 2010, net loss available to common equity was $30.7 million, or $1.45 per common share, compared to a net loss of $160.1 million for the nine months ending December 31, 2009, or $7.56 per common share.
“Management has proactively continued to address both problem credits and the effect of the protracted recessionary impact in its key markets and on its customers,” said Chris Bauer, President and Chief Executive Officer of the Bank and the Corporation. The Corporation’s provision for credit losses continues to be a significant contributor to net losses in 2010. Results for the three months ended December 31, 2010, were adversely impacted by a provision for credit losses of $21.4 million, $11.0 million higher than the comparable period in 2009. For the nine months ended December 31, 2010, however, the provision was $41.0 million, significantly lower than the prior year expense of $141.8 million for the same period.
During 2010, management has been executing a strategy to improve the operating performance of the Bank, while in parallel seeking outside sources of capital. This plan included a strategic business review of its core businesses, branch footprint and supporting operations. As a result, the Bank has been able to decrease the size of its balance sheet, increase net interest income, decrease operating expenses and strengthen its capital base. Since March 31, 2010, the Corporation’s asset base declined by 18.9 percent while net interest income improved by 19.2 percent for the three months ended December 31, 2010, as compared to the three months ended March 31, 2010. This asset reduction, combined with a 33.6 percent decline in non-interest expenses, enabled the Bank to improve its total risk-based capital ratio from 7.32 percent to 8.37 percent during that same time period.
While the financial performance of the Bank has improved, ABCW, as the holding company of the Bank, continues to be burdened with significant senior debt and preferred stock obligations. As of December 31, 2010, $116.3 million is owed to various lenders under an Amended and Restated Credit Agreement, and $110 million remains outstanding in preferred stock issued by ABCW in 2009 under the Treasury’s Capital Purchase Program (“CPP”). Interest expense on the senior debt negatively impacted results by $3.5 million for the three months ended December 31, 2010. While the Bank has substantial liquidity, it is currently precluded by its regulators from paying dividends to ABCW. As a result, and as permitted under the CPP program, the Corporation has deferred seven quarterly preferred stock dividend payments to the U.S. Treasury, and has extended the maturity date of its credit agreement with its lenders through May 31, 2011.

Highlights for the third quarter ended December 31, 2010, include:
•	Total Risk-Based Capital Ratio for the Bank improved to 8.37 percent, up from 8.14 percent at the end of last quarter. Under OTS (Office of Thrift Supervision) requirements, a bank must have a total Risk-Based Capital Ratio of 8.0 percent or greater to be considered “adequately capitalized.”

•	Total assets declined by 18.9 percent to $3.6 billion as of December 31, 2010, compared to $4.4 billion as of March 31, 2010. Deposits and accrued interest decreased by 19.9 percent, or $708.4 million, during the same period.

•	Net interest margin increased to 2.51 percent for the quarter ended December 31, 2010, compared to 2.05 percent for the quarter ended December 31, 2009. While the yield on earning assets declined by 26 basis points, from 4.92 percent at December 31, 2009, to 4.66 percent at December 31, 2010, the cost of funds has declined 72 basis points, from 2.79 percent to 2.07 percent in the same period, significantly improving the net interest margin.

•	Total non-interest income, excluding gains from the sale of investment securities, was $10.5 million, 5.9 percent ahead of the $9.9 million earned in the quarter ended December 31, 2009. While gains on the sale of mortgage loans increased by $2.8 million compared to the same period in the previous year, service charges on deposit accounts declined by $1.1 million during the same period due to the sale of 15 branch offices in 2010.

•	Non-interest expense for the three months ended December 31, 2010, decreased by $13.1 million to $24.6 million, compared to the same period last year, primarily due to reductions in compensation expenses and FDIC insurance premiums.
Capital Ratios Continue to Improve
Total Risk-Based Capital Ratio for the Bank improved to 8.37 percent, up from 8.14 percent at the end of the second quarter, 7.63 percent at the end of the first quarter and 7.32 percent as of March 31, 2010. Under OTS requirements, a bank must have a total Risk-Based Capital Ratio of 8.0 percent or greater to be considered “adequately capitalized.” The Bank continues to work toward the requirements of the previously issued Cease and Desist Order which requires a total Risk-Based Capital Ratio of 12.0 percent, which exceeds traditional capital levels for a bank.
“Achieving and improving this number has been a key focus of the Bank,” stated Bauer. “We are continuing to see a positive impact on our bottom line, including a reduction in our FDIC insurance premiums because of our adequately capitalized status.”
The Corporation continues to work with Sandler O’Neill & Partners, L.P. as a financial advisor in the capital raising efforts. “We are engaged in active discussions with potential investors for an additional capital infusion, which remains a key component of the strategic plan noted above,” said Bauer. “The market for recapitalization is becoming more active, and we are optimistic about the progress we are making.”
Credit Quality Improvement Efforts Continue
Provision for credit losses for the three months ended December 31, 2010, was $21.4 million, $11.0 million higher than the comparable period in 2009. For the nine months ended December 31, 2010, the provision was $41.0 million, significantly lower than the prior year expense of $141.8 million, a level which management does not expect to be recurring.

Early stage and overall delinquencies stabilized in the third quarter of fiscal 2011. Total non-performing assets decreased $52.0 million, or 11.4 percent, to $403.4 million as of December 31, 2010, from $455.4 million as of March 31, 2010. Total non-performing loans decreased $65.8 million, or 16.5 percent, to $334.1 million as of December 31, 2010, from $399.9 million as of March 31, 2010.
Bauer added, “Despite some signs of recovery in the overall economy, we continue to have a very high level of problem assets which negatively impact earnings.”
Expenses Continue on Favorable Trend
Total interest expense declined 39.3 percent for the quarter from the previous year, to $19.0 million as of December 31, 2010, due in large part to a decrease of more than $10.0 million in interest on deposits compared to the same quarter in 2009. “The decline was primarily due to reduced funding needs and pricing disciplines, plus a more favorable interest rate environment,” said Bauer. Additionally, the Bank’s cost of funds declined 72 basis points to 2.07 percent, down from 2.79 percent for the quarter ended December 31, 2009.
Non-interest expense for the three months ended December 31, 2010, decreased by more than $13 million to $24.6 million, compared to the three months ended December 31, 2009, driven by reductions in compensation expenses, FDIC insurance premiums and net expenses for foreclosed properties and repossessed assets.
“We continue to see the benefits of the cost reduction initiatives identified by employees from across the Bank, allowing us to work smarter and improve processes and procedures, while realizing cost savings at the same time,” explained Bauer.
Executive Management Team
As announced on Monday, January 31, 2011, several additions and changes were made to the Bank and ABCW executive teams, including the appointment of Scott McBrair as Executive Vice President of Retail Banking. “Scott’s experience in building and supporting retail bank networks will help us leverage our existing core strengths of great customer service into new markets and innovative new products,” said Bauer.
Tom Dolan has been named as Executive Vice President and Chief Financial Officer of the Bank and ABCW. “Tom has been a key player during the last year in the development of our capital restoration plan, our discussions with the investor community, cost containment planning and the evolution of our Finance area. We are pleased that he will be joining the Anchor team on a formal basis.”
Also as announced, Mark Timmerman will take on a new role as Executive Vice President, General Counsel/Corporate Secretary at AnchorBank, mirroring his role in ABCW. Employment agreements for Tom and Mark are subject to OTS approval.
Chris Bauer will assume the role of President of the Bank, while continuing his existing duties of Chief Executive Officer of the Bank and President and Chief Executive Officer of AnchorBanCorp Wisconsin, Inc.
About AnchorBanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly owned subsidiary, has 57 offices. All are located in Wisconsin.

For More Information
For more information, contact Emily Campbell, VP — Marketing & Communications, at (608) 252-1436.
Forward-Looking Statements
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2010 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.

ANCHOR BANCORP WISCONSIN INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands — except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operations Data:
Net interest income	$22,195	$22,333	$63,321	$66,187
Provision for credit losses	21,412	10,456	41,020	141,756
Net gain on sale of loans	5,601	2,805	16,164	15,270
Other non-interest income	6,085	12,891	32,909	30,977
Non-interest expense	24,647	37,770	94,454	121,107
Loss before income taxes	(12,178)	(10,197)	(23,080)	(150,429)
Income taxes	—	3	14	3
Net loss	(12,178)	(10,200)	(23,094)	(150,432)
Preferred stock dividends and discount accretion	(1,853)	(3,228)	(7,622)	(9,700)
Net loss available to common equity of Anchor BanCorp	(14,031)	(13,428)	(30,716)	(160,132)

Selected Financial Ratios (1):
Yield on earning assets	4.66%	4.92%	4.60%	4.79%
Cost of funds	2.07	2.79	2.25	2.86
Interest rate spread	2.59	2.13	2.35	1.93
Net interest margin	2.51	2.05	2.25	1.87
Return on average assets	(1.31)	(0.89)	(0.78)	(4.04)
Return on average equity	(318.34)	(64.05)	(143.61)	(152.19)
Average equity to average assets	0.41	1.39	0.54	2.66
Non-interest expense to average assets	2.64	3.30	3.17	3.26

Per Share:
Basic loss per common share	$(0.66)	$(0.63)	$(1.45)	$(7.56)
Diluted loss per common share	(0.66)	(0.63)	(1.45)	(7.56)
Dividends per common share	—	—	—	—
Book value per common share	(5.51)	(2.66)	(5.51)	(2.66)

	December 31,		Percent
	2010	2009	Change
Financial Condition:
Total assets	$3,580,752	$4,453,975	-19.6%
Loans receivable, net
Held for sale	37,196	35,640	4.4
Held for investment	2,661,991	3,383,246	(21.3)
Investment securities available for sale, at fair value	529,801	465,421	13.8
Investment securities held to maturity, at amortized cost	31	42	(26.2)
Deposits and accrued interest	2,844,325	3,598,185	(21.0)
Other borrowed funds	685,608	759,479	(9.7)
Stockholders’ (deficit) equity	(9,521)	52,243	(118.2)
Allowance for loan losses	157,438	164,494	(4.3)
Non-performing assets	403,364	379,526	6.3
Quarterly net charge-offs	(20,439)	(16,626)	22.9

(1)	Annualized when appropriate.

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)
	December 31,	March 31,
	2010	2010
	(In Thousands)
Assets
Cash and cash equivalents	$134,518	$512,162
Investment securities available for sale, at fair value	529,801	416,203
Investment securities held to maturity, at amortized cost	31	39
Loans receivable, net
Held for sale	37,196	19,484
Held for investment	2,661,991	3,229,580
Foreclosed properties and repossessed assets, net	69,241	55,436
Real estate held for development and sale	1,213	1,304
Office properties and equipment	30,251	43,558
Federal Home Loan Bank stock—at cost	54,829	54,829
Accrued interest and other assets	61,681	83,670

Total assets	$3,580,752	$4,416,265

Liabilities and Stockholders’ (Deficit) Equity
Deposits
Non-interest bearing	$255,595	$285,374
Interest bearing and accrued interest	2,588,730	3,267,388

Total deposits and accrued interest	2,844,325	3,552,762
Other borrowed funds	685,608	796,153
Other liabilities	60,340	37,237

Total liabilities	3,590,273	4,386,152

Preferred stock, $.10 par value, 5,000,000 shares authorized, 110,000 shares issued and outstanding	87,165	81,596
Common stock, $.10 par value, 100,000,000 shares authorized, 25,363,339 shares issued	2,536	2,536
Additional paid-in capital	109,133	109,133
Retained deficit, substantially restricted	(92,061)	(61,249)
Accumulated other comprehensive loss	(20,234)	(5,399)
Treasury stock (3,680,035 and 3,677,414 shares, respectively), at cost	(90,526)	(90,975)
Deferred compensation obligation	(5,534)	(5,529)

Total stockholders’ (deficit) equity	(9,521)	30,113

Total liabilities and stockholders’ (deficit) equity	$3,580,752	$4,416,265

ANCHOR BANCORP WISCONSIN INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In Thousands - except per share amounts)
Interest income:
Loans	$36,631	$48,545	$117,461	$151,886
Investment securities and Federal Home Loan Bank stock	4,442	4,801	11,308	16,321
Interest-bearing deposits	78	208	454	838

Total interest income	41,151	53,554	129,223	169,045
Interest expense:
Deposits	10,993	21,278	40,048	68,451
Other borrowed funds	7,963	9,943	25,854	34,407

Total interest expense	18,956	31,221	65,902	102,858

Net interest income	22,195	22,333	63,321	66,187
Provision for credit losses	21,412	10,456	41,020	141,756

Net interest income (loss) after provision for credit losses	783	11,877	22,301	(75,569)
Non-interest income:
Net impairment losses recognized in earnings	(163)	(346)	(362)	(745)
Loan servicing income (loss)	(416)	1,038	1,076	1,525
Credit enhancement income	116	293	605	989
Service charges on deposits	2,855	3,949	9,773	11,924
Investment and insurance commissions	971	1,070	2,696	2,672
Net gain on sale of loans	5,601	2,805	16,164	15,270
Net gain on sale of investment securities	1,187	5,783	7,952	9,396
Net gain on sale of branches	100	—	7,348	—
Other revenue from real estate partnership operations	—	—	387	2,393
Other	1,435	1,104	3,434	2,823

Total non-interest income	11,686	15,696	49,073	46,247
Non-interest expense:
Compensation	10,396	12,415	31,799	40,864
Occupancy	1,921	2,427	6,305	7,487
Federal deposit insurance premiums	1,423	4,300	9,119	14,486
Furniture and equipment	1,520	1,836	5,023	5,978
Data processing	1,627	1,914	4,981	5,535
Marketing	248	542	965	1,557
Other expenses from real estate partnership operations	32	211	547	3,870
Foreclosed properties and repossessed assets—net expense	3,307	7,710	15,747	24,188
Foreclosure cost advance impairment	—	—	—	3,708
Mortgage servicing rights recovery	(1,611)	(415)	(149)	(1,765)
Legal services	1,866	1,961	6,645	3,834
Other professional fees	767	1,007	2,877	3,168
Other	3,151	3,862	10,595	8,197

Total non-interest expense	24,647	37,770	94,454	121,107

Loss before income taxes	(12,178)	(10,197)	(23,080)	(150,429)
Income taxes	—	3	14	3

Net loss	(12,178)	(10,200)	(23,094)	(150,432)
Preferred stock dividends and discount accretion	(1,853)	(3,228)	(7,622)	(9,700)

Net loss available to common equity of Anchor BanCorp	$(14,031)	$(13,428)	$(30,716)	$(160,132)

Loss per common share:
Basic	$(0.66)	$(0.63)	$(1.45)	$(7.56)
Diluted	(0.66)	(0.63)	(1.45)	(7.56)